Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-205467) and related prospectus of Del Taco Restaurants, Inc.,
(2)Registration Statement (Form S-8 No. 333-206927) pertaining to the 2015 Omnibus Incentive Plan of Del Taco Restaurants, Inc. and
(3)Registration Statement (Form S-8 No. 333-257490) pertaining to the 2015 Omnibus Incentive Plan of Del Taco Restaurants, Inc;

of our reports dated March 7, 2022, with respect to the consolidated financial statements and schedule of Del Taco Restaurants, Inc. and the effectiveness of internal control over financial reporting of Del Taco Restaurants, Inc., included in this Annual Report (Form 10-K) of Del Taco Restaurants, Inc. for the year ended December 28, 2021.

/s/ Ernst & Young LLP

Irvine, California
March 7, 2022